EXHIBIT 99.1

Endovia Health Sciences, formerly Splash Beverage, Achieves First FDA Regulatory Milestone for CannEpil® Veterinary Development Program

FDA establishes Investigational New Animal Drug (INAD) File No. 14145, advancing the Company’s companion-animal oncology program and marking first milestone under Lupvindol collaboration

FORT LAUDERDALE, Fla., August 25, 2026 — Endovia Health Sciences, Inc. (NYSE American: EDVA), formerly Splash Beverage Group, Inc. (NYSE American: SBEV) (“Endovia Health” or the “Company”) announced that the U.S. Food and Drug Administration’s Center for Veterinary Medicine has established Investigational New Animal Drug (INAD) File No. 14145 for the Company’s CannEpil® veterinary development program.

The establishment of the INAD file represents the first regulatory milestone under the Company’s previously announced development and collaboration agreement with Lupvindol Biosciences Ltd. and formally initiates the FDA regulatory process for the development of CannEpil® as an investigational veterinary pharmaceutical.

Endovia Health is initially pursuing the development of CannEpil® for the management of cancer-related pain in companion animals, beginning with canine oncology.

Cancer remains the leading cause of death in older dogs, yet there are currently no FDA-approved therapies specifically indicated for the treatment of cancer-related pain.[1][2] Veterinarians often rely on off-label treatment approaches that may be limited by gastrointestinal or renal toxicity, sedation, controlled-substance restrictions or limited clinical evidence. The Company believes this represents a significant unmet medical need within companion-animal medicine.

The Company intends to pursue development under the FDA’s Minor Use / Minor Species (MUMS) designation and Conditional Approval pathway, which is intended to encourage the development of therapies addressing important unmet veterinary needs.

“This achievement represents much more than an administrative milestone—it demonstrates our ability to execute,” said Brady Cobb, Chief Executive Officer of Endovia Health Sciences. “When we announced our collaboration with Lupvindol, we committed to advancing CannEpil through a disciplined, milestone-driven FDA development program. Receiving our INAD file on schedule validates both our development strategy and the strength of our partnership.”

“In our view, cancer remains one of the greatest unmet medical needs in companion-animal health. We believe CannEpil has the potential to become an important new therapeutic option, and today’s milestone officially begins our regulatory engagement with the FDA. Our focus now shifts to finalizing our product development plan, advancing the required studies and continuing to build a differentiated veterinary pharmaceutical platform.”

Hunter Land, Ph.D., Chief Executive Officer of Lupvindol Biosciences Ltd., added:

“Opening the INAD file is the first formal regulatory milestone in the development process and establishes the framework for our ongoing interactions with the FDA Center for Veterinary Medicine. Our team has successfully advanced cannabinoid-based medicines through regulated development programs before, and we look forward to applying that same scientific rigor and regulatory discipline to the CannEpil program as we pursue FDA Conditional Approval.”

[1] https://en.wikipedia.org/wiki/Cancer_in_dogs

[2] https://pmc.ncbi.nlm.nih.gov/articles/PMC10352038/

The INAD establishes the regulatory foundation for future FDA interactions, including development planning, preclinical and clinical studies, manufacturing activities and regulatory submissions supporting potential Conditional Approval.

The Company expects to provide additional updates as future regulatory and development milestones are achieved.

About CannEpil®

CannEpil® is a proprietary pharmaceutical-grade cannabinoid formulation comprised of cannabidiol (CBD) and tetrahydrocannabinol (THC) isolates in an oral liquid formulation manufactured under European Union Good Manufacturing Practice (EU-GMP) standards. Splash holds the exclusive global rights to develop and commercialize CannEpil® across licensed fields of use, including veterinary therapeutics.

About Endovia Health Sciences

The Company has rebranded as Endovia Health Sciences (NYSE American: EDVA), with a corporate name change and ticker symbol change effective on the NYSE American on August 24, 2026. The rebranding reflects the Company’s evolution into a diversified cannabinoid-based health sciences platform focused on pharmaceutical commercialization, FDA-regulated human and veterinary therapeutics, and cannabinoid-based consumer wellness and beverage opportunities across pharmaceutical, veterinary and consumer wellness markets.

Where Science Meets Cannabinoid Innovation

More Information

Endovia Health Sciences: endoviasciences.com

Contact Information

Endovia Health Sciences

investors@endoviasciences.com

Media Contact

Angela Gorman
AMWPR
angela@amwpr.com
917-348-0083

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws, including statements regarding the Company’s new strategic focus and corporate name change, efforts towards the development and commercialization of pharmaceutical products for humans and animals, FDA regulatory activities, international expansion and future business opportunities. anticipated needs, trends and expectations for the Company’s business and industry and goals and expectations with respect to the Company’s new business strategy.

Forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially. These risks include the Company’s ability to raise the necessary capital to finance the its operations and business and product development plan, satisfy its contractual obligations including our ability to maintain the license under the license agreement for the CannEpil® product on which the Company’s initial focus depends and related agreements in connection therewith, our ability to complete required studies, establish product safety and efficacy, obtain and maintain regulatory authorizations, protect intellectual property and the risk that competitors market the same or similar products, our ability to execute commercialization or strategic-partnering arrangements, the risk that that the market or demand for any resulting product we seek to commercialize in the future could be less than expected or projected, our ability to meet our debt obligations and the negative financial and operational consequences of failing to do so, our ability to comply with NYSE American’s continued listing standards and the risk that we may be delisted, the possibility that our expectations and perceived benefits with respect to our business and product development plan and strategic transactions we may pursue prove to be incorrect, and risks with respect to our ability to negotiate and execute definitive agreements, satisfy closing conditions, obtain required approvals with respect to any such strategic transaction. There can be no assurance that the Company’s goals and milestones will be achieved, that the Company or its collaborators will receive or maintain necessary regulatory authorizations or that any initiative will ultimately generate revenue.

Additional risks are described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025 and the Form S-1/A filed on August 20, 2026. The Company undertakes no obligation to update forward-looking statements except as required by law.